Exhibit 24.1

XCYTE THERAPIES, INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Robert L. Kirkman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file any and all amendments (including, without limitation, post-effective amendments) relating to the Xcyte Therapies, Inc. Form S-4 Registration Statement which was initially filed with the Securities and Exchange commission on January 23, 2006, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Signature	Title	Date

/S/ RONALD J. BERENSON Ronald J. Berenson, M.D.	Director	February 3, 2006

/S/ CHRISTOPHER S. HENNEY Christopher S. Henney, Ph. D.	Chairman of the Board, Director	February 3, 2006

/S/ PETER LANGECKER Peter Langecker, M.D., Ph.D.	Director	February 3, 2006

/S/ ROBERT T. NELSEN Robert T. Nelsen	Director	February 3, 2006

/S/ DANIEL R. SPIEGELMAN Daniel R. Spiegelman	Director	February 3, 2006

/S/ STEPHEN N. WERTHEIMER Stephen N. Wertheimer, M.M.	Director	February 3, 2006

/S/ ROBERT M. WILLIAMS Robert M. Williams, Ph. D.	Director	February 3, 2006